EX 99.A

Grosvenor Registered Multi-Strategy Fund (TI 1), LLC	HEDGE FUND

If you do not want to sell Fund interests at this time, please disregard this notice. This letter and attached information are simply notification of the Fund’s tender offer.
March 30, 2011
Dear Investor:
We are writing to inform you of important dates relating to a tender offer by Grosvenor Registered Multi-Strategy Fund (TI 1), LLC (the “Fund”). If you are not interested in redeeming your limited liability company interest in the Fund (“Interest”) at this time, please disregard this notice.
Tender offer information
The tender offer period will begin on March 30, 2011 and will end at 12:00 midnight, Eastern Time, on April 26, 2011. The purpose of the tender offer is to provide liquidity to Investors who hold Interests in the Fund. Interests may be redeemed only by tendering them during one of the Fund’s announced tender offers.
Should you wish to sell your Interest or a portion of your Interest, please complete and return the enclosed Letter of Transmittal by mail to Bank of America, Attn: Bonnie Moy, 100 Federal Street, MA5-100-06-05, Boston MA 02110, or via email (instructions below) so that it arrives no later than April 26, 2011. If you do not wish to sell your Interests, simply disregard this notice. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO SELL ANY PORTION OF YOUR INTEREST AT THIS TIME.
All requests to tender Interests must be received by Bank of America Capital Advisors LLC. (the “Adviser”), the management services provider to the Fund and the investment adviser of Grosvenor Registered Multi-Strategy Master Fund, LLC, in which the Fund invests substantially all of its assets (the “Master Fund”), by mail or email in good order by April 26, 2011. Please note that Letters of Transmittal are no longer being accepted by fax transmission. However, they may be sent via email to aiclientservice@ml.com. Please include the words “Grosvenor Tender Documents” in the subject line. Investors wishing the Adviser to confirm receipt of a Letter of Transmittal should include their e-mail address at the designated place on the Letter of Transmittal.
To learn more
If you would like to learn more about the tender offer, please refer to the attached Offer to Purchase document, which contains additional information. If you have any questions regarding the tender offer or the Fund in general, please contact your dedicated relationship team at Bank of America or the Fund’s Client Service at (866) 921-7951.
Sincerely,
Grosvenor Registered Multi-Strategy Fund (TI 1), LLC

Grosvenor Registered Multi-Strategy Fund (TI 1), LLC	HEDGE FUND

If you do not want to sell Fund interests at this time, please disregard this notice. This letter and attached information are simply notification of the Fund’s tender offer.
March 30, 2011
Dear Investor:
We are writing to inform you of important dates relating to a tender offer by Grosvenor Registered Multi-Strategy Fund (TI 1), LLC (the “Fund”). If you are not interested in redeeming your limited liability company interest in the Fund (“Interest”) at this time, please disregard this notice.
Tender offer information
The tender offer period will begin on March 30, 2011 and will end at 12:00 midnight, Eastern Time, on April 26, 2011. The purpose of the tender offer is to provide liquidity to Investors who hold Interests in the Fund. Interests may be redeemed only by tendering them during one of the Fund’s announced tender offers.
Should you wish to tender your Interest or a portion of your Interest, please complete, sign and mail, fax or email a Letter of Transmittal to your Portfolio Manager, Financial Advisor or registered representative, as applicable (each, a “Portfolio Manager/Financial Advisor”), who must submit the form and simultaneously enter a trade order into the AI Platform for processing by midnight, Eastern Standard Time, on April 26, 2011. If you choose to fax or email the Letter of Transmittal, you should mail the original Letter of Transmittal to your Portfolio Manager/Financial Advisor promptly after you fax or email it. The Fund recommends that all signed documents be submitted to an Investor’s Portfolio Manager/Financial Advisor by certified mail, return receipt requested.
If you do not wish to sell your Interests, simply disregard this notice. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO SELL ANY PORTION OF YOUR INTEREST AT THIS TIME.
To learn more
If you would like to learn more about the tender offer, please refer to the attached Offer to Purchase document, which contains additional information. If you have any questions regarding the tender offer or the Fund in general, please contact your contact your Portfolio Manager/Financial Advisor or call the Adviser at 1-866-MER-ALTS.
Sincerely,
Grosvenor Registered Multi-Strategy Fund (TI 1), LLC